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                                                                   EXHIBIT 99.4


                                 [LOGO] HARKEN
                               Energy Corporation


                            Shares of Common Stock



                          Offered Pursuant to Rights



                        Distributed to Security Holders



             , 2003



To Securities Dealers, Commercial Banks,


  Trust Companies and Other Nominees:



   This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Harken Energy Corporation (the "Company") of shares of its Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record (collectively, the "Recordholders") of shares of its common stock, par value $0.01 per share (the "Common Stock"), and shares of its Series G1 preferred stock and Series G2 preferred stock (collectively, the "Preferred Stock") at the close of business on January 30, 2003 (the "Record Date"). The Rights are
described in the Company's prospectus dated       , 2003 (the "Prospectus").



   In the Rights Offering, the Company is offering an aggregate of shares of Common Stock, as described in the Prospectus.



   The Rights will expire, if not exercised, at 5:00 p.m., New York City time,
on       , 2003, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date").



   Each Right allows you to subscribe for        shares of Common Stock. The
Subscription Price of the Rights is $       per Right (or $       per share of
Common Stock).



   If any shares of Common Stock offered in the Rights Offering remain unsubscribed after the Rights Offering, Lyford Investments Enterprises Ltd., a creditor of the Company, has agreed, subject to certain conditions, to purchase all such shares at the Subscription Price.



   The Rights are evidenced by a non-transferable Rights certificate (a "Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at the close of business on the Record Date (or in the case of the Preferred Stock, one Right for each share of Common Stock issuable upon conversion).



   Enclosed are copies of the following documents:



    1. Prospectus;



    2. Instructions as to Use of Harken Energy Corporation Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates
       Issued by Harken Energy Corporation and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);



    3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;



    4. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.


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   We are asking you to contact those of your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee to obtain their instructions with respect to the Rights.



   All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.



   Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.



   Additional copies of the enclosed materials and assistance or information may be obtained from Morrow & Co., Inc., the Information Agent. The Information Agent's telephone number for stockholders is (800) 607-0088 and telephone number for banks and brokerage firms is (800) 654-2468.



                                          Very truly yours,



                                          HARKEN ENERGY CORPORATION


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Nothing in the Prospectus or in the enclosed documents shall constitute you or any person as an agent of Harken Energy Corporation, the Subscription Agent or any other person making or deemed to be making offers of the securities issuable upon valid exercise of the rights, or authorize you or any other person to make any statements on behalf of any of them with respect to the offering except for statements made in the Prospectus.


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